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                                                                      EXHIBIT 48

                                       Contact:  David A. Laundy
                                                 The Loewen Group
                                                 (604) 293-7857

                                                 Chris Tofalli
                                                 Broadgate Consultants, Inc.
                                                 (212) 229-2236
                                                 (II) 914-833-0398

For Immediate Release
=====================

          Loewen Group Continues Record Acquisition Momemtum

     Over $50 Million of Acquisitions Signed In Conjunction With Industry
                                  Conference

                         ---------------------------

VANCOUVER, November 3, 1996 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) announced that it has signed acquisition agreements totaling more than $50 million in conjunction with the annual National Funeral Directors Association
(NFDA) conference held recently in Cincinnati.

          The aggregate value of acquisitions Loewen has signed or closed since the launch of Service Corporation International's (SCI) hostile takeover bid is approximately US$ 150 million.

          Acquisitions either signed or closed year-to-date by Loewen totals approximately US$760 million, excluding Loewen's investments with The Blackstone Group to acquire Prime Succession Inc. and Rose Hills Memorial Park Association, two of the most prized assets in the industry for US$295 million and US$240 million, respectively.

          "We are the preferred acquirer in our industry in North America," said Raymond L. Loewen, chairman of the Board and chief executive officer of the Loewen Group. "Our management culture and values are key to our acquisition momentum. Our primary corporate focus remains clear: to actively pursue the acquisition of properties that will allow us to enhance our long-term shareholder value."

          With offices in Vancouver, Cincinnati, and Philadelphia, The Loewen Group employs over 13,000 people. More than 90 percent of the Company's revenue is generated in the United States.


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